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                                                                   EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2006, except for the fifteenth paragraph of Note 19 for which the date is March 2, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in King Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Raleigh, NC
June 23, 2006